As filed with the Securities and Exchange Commission on September 19, 2002.
Registration No. 333-82496

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT No. 4
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPATIALIGHT, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-1363082 (IRS Employer Identification No.)
Five Hamilton Landing, Suite 100
Novato, California 94949
(415) 883-1693
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Olins
Acting Chief Executive Officer
SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, California 94949
(415) 883-1693
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melvin Katz, Esq.
Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
(212) 541-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time as described in the Prospectus after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed		Amount of
Title of Each Class of	Amount	Offering Price		Maximum Aggregate		Registration
Securities to be Registered	to be Registered	Per Share		Offering Price		Fee

Common Shares, par value $.01 per share	3,219,605 shares	$4.20	(1)	$13,522,341	(1)	$1,245.00	(2)
Common Shares, par value $.01 per share	71,429 shares	$4.015	(3)	$286,788	(3)	$27.00	(2)
Common Shares, par value $.01 per share	260,000 shares	$5.045	(4)	$1,311,700	(4)	$120.68	(2)
Common Shares, par value $.01 per share	1,209,515 shares	$2.715	(5)	$3,283,833	(5)	$302.11	(2)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on The Nasdaq SmallCap Market on February 5, 2002.

(2)	Previously paid.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on The Nasdaq SmallCap Market on March 18, 2002.

(4)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on The Nasdaq SmallCap Market on April 22, 2002.

(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on The Nasdaq SmallCap Market on August 16, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED SEPTEMBER 19, 2002

SPATIALIGHT, INC.

COMMON STOCK

4,760,549 SHARES

     This prospectus relates to the resale of up to 4,760,549 shares of our common shares, par value $.01 per share, by certain selling shareholders. These shares include (i) an aggregate of 1,777,143 shares which were issued upon exercise of warrants with exercise prices of $1.875, $2.00, or $2.50 per share, (ii) 896,268 shares which are issuable upon exercise of warrants at an exercise price of $2.50 or $2.8125 per share, (iii) an aggregate of 1,091,034 shares which were sold by us at prices ranging between $1.75 and $2.40 per share in private share purchase transactions which occurred between May 2001 and October 2001, (iv) 100,000 shares which are issuable upon exercise of stock options at an exercise price of $.75 per share, (v) 260,000 shares issued in consideration of services rendered by an employee of the Company, and (vi) 636,104 shares issued pursuant to a warrant exercise installment agreement at an exercise price of $3.13. Certain of the shares covered by this prospectus are held in escrow. Our common shares are traded on The Nasdaq SmallCap Market under the symbol “HDTV.” On September 17, 2002, the last sale price of our common shares as reported on The Nasdaq SmallCap Market was $2.65 share.

     Our principal executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949, and our telephone number is (415) 883-1693.

     AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 1.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is September ___, 2002.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
GENERAL AND RECENT DEVELOPMENTS
RISK FACTORS
ABOUT SPATIALIGHT
USE OF PROCEEDS
SELLING SHAREHOLDERS
DESCRIPTION OF COMMON SHARES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE TO FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
SIGNATURES
EXHIBIT INDEX
Exhibit 5.1
Exhibit 23.1

-i -

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements and information contained in this prospectus concerning our future, proposed and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the electronics industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed below under “Risk Factors.”

GENERAL AND RECENT DEVELOPMENTS

     We develop microdisplays that provide high resolution images suitable for applications such as rear projection computer monitors, high definition television and video projectors, and potential applications such as those used in wireless communication devices, portable games and digital assistants. At this stage in the development of our business, we are subject to serious risks of operations. Since late October 2001, we have entered into five agreements or memoranda of understanding with six original equipment manufacturers in China contemplating the purchase by these prospective customers of our display units for use in certain of their products.

     The following is a summary of the material provisions and current status of each of those agreements or memoranda of understanding:

          1. Agreement of Principal Terms with Shanghai Information Industry Co. Ltd. (SVA)

          Under the terms of this agreement, we are obligated to supply prototypes of our display units to SVA for testing with SVA’s products. If our prototypes meet specified technical criteria during this testing period, then SVA shall conduct further testing during a trial period, estimated in the agreement to last for a period of six months, during which SVA will purchase 2,220 of our display units (for trial manufacturing, pre-production and initial production purposes) which we have agreed to sell to SVA at a special discounted price. If the testing conducted during the trial period is satisfactory to SVA, then SVA is required, under the terms of this agreement, to enter into a purchase order agreement with us for either our display units or LCOS chips. This agreement also provides that during the time that we are working with SVA, SVA will not work with any of our competitors.

          Current Status - We have recently been advised by SVA that it is satisfied with the results of the testing of our prototype display units conducted during the testing period described above, and that SVA is now prepared to negotiate the terms of a purchase order with us for the display units to be used during the trial period which we expect to begin in the near future.

          2. Agreement of Principal Terms with Skyworth Display Ltd. (Skyworth)

          Under the terms of this agreement, we are obligated to provide Skyworth with a prototype television fitted with one of our display units for testing. If our prototype meets specified technical criteria during this testing period, Skyworth may then enter into negotiations with us for the purchase of our display units.

          Current Status - We have recently been advised by Skyworth that it is satisfied with the results of the testing of our prototype display unit and that Skyworth is now ready to negotiate the terms of a purchase order with us for our display units.

          3. Agreement of Principal Terms with China Electronics Corporation (CEC)

          Under the terms of this agreement, we are obligated to provide CEC with prototypes of our LCOS televisions for testing. If our prototype LCOS televisions meet specified technical criteria during this testing period, then CEC is required, under the terms of this agreement, to enter into a purchase order agreement with us for certain minimum quantities of our display units. These quantities are to increase to a target annual capacity after a specified number of years. This agreement also provides that during the period that we are working with CEC, CEC will not work with any of our competitors.

          Current Status - We have recently been advised by CEC that it is satisfied with the results of the testing of our prototype display units and that CEC is now prepared to negotiate the terms of a purchase order with us for our display units.

          4. Memorandum of Understanding with Hisense Electric Co., Ltd. (Hisense) and IRICO Group Corp. (IRICO)

          Under the terms of this memorandum of understanding, we are obligated to provide Hisense and IRICO with prototypes of our display units for testing. If our prototype display units are satisfactory to Hisense and IRICO, then Hisense and IRICO have agreed, under the terms of this memorandum of understanding, to enter into a purchase order agreement with us for a certain number of our display units to be determined at the time that such an agreement is negotiated.

          Current Status - Under the Memorandum of Understanding, we have provided Hisense with prototypes of our display units and testing of these prototypes is currently in progress.

          5. Agreement of Principal Terms with Panda Electronics Group Co. Ltd. (Panda)

          Under the terms of this agreement, we will provide Panda with two prototypes of our display units for testing during a 30 day testing period. If our prototype display units meet specified technical criteria during this testing period, then Panda is required, under the terms of this agreement, to enter into a purchase order agreement with us for a certain number of our display units to be determined at the time that such an agreement is negotiated.

          Current Status - We have not provided Panda with any of our prototypes for testing to date.

     As we supplied or loaned all of the prototypes of our display units to our prospective customers under these agreements, we have not derived any revenues during the first eight months of our current fiscal year from these activities.

     Those five agreements and memoranda of understanding have been filed as exhibits to our annual report on Form 10-KSB for our fiscal year ended December 31, 2001, as amended.

     Purchase Orders to be Negotiated - We intend to negotiate the terms of purchase orders for our products with SVA, CEC and Skyworth in the immediate future. There are open issues that have to be finally negotiated, including prices and quantities of our products. We cannot assure whether we will receive purchase orders binding on all three or certain of these companies for their purchase of commercial quantities of our microdisplay products commencing in the near future.

     Even assuming that we receive purchase orders that are binding on the prospective customers identified above, these orders and our sales to these customers are subject to certain contingencies described under “Risk Factors.”

     We believe that our previously published estimates for potential revenues deriving from the sales of our products pursuant to our existing agreements and memoranda of understanding with our prospective customers were and continue to be, subject to receipt of final purchase orders, reasonable, but that such estimated potential revenues are likely to be derived by us during our customers’ first and subsequent full years of production rather than during specific calendar years as originally anticipated.

     In addition, we are currently actively negotiating arrangements similar to the agreements and memoranda of understanding described above with other prospective customers in China and we anticipate that certain of such arrangements will be finalized in the near future.

Manufacturing of Microdisplays

     Our main product, microdisplays, are assembled by combining silicon backplanes with electronic components. While in the past we have had working arrangements with several independent liquid crystal display fabricators to manufacture certain of our products, we are now manufacturing our microdisplays ourselves. While we believe that the internal manufacture of all such liquid crystal microdisplays will benefit us by allowing us to enhance quality control over such products as well as protect more effectively our proprietary interest in those products, internal manufacturing is subject to certain risks described under “Risk Factors.”

Chief Operating Officer

     In September 2002, we hired Dr. David Hakala as Chief Operating Officer. We expect Dr. Hakala to play a central role in our transition into full scale production of our microdisplay products. Prior to joining us, from 1994 to 2001, Dr. Hakala served in various management positions with Thompson Multimedia, including Vice President of Manufacturing Operations, and most recently as Vice President, Product Development, Americas.

RISK FACTORS

     THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO SECURITIES OF SPATIALIGHT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

We have a history of losses and may incur losses in the future and therefore cannot assure you that we will achieve profitability.

     We have incurred losses over the past five years and have experienced cash shortages. For the fiscal years ended December 31, 2001 and 2000, we have incurred net losses of $9,911,727 and $7,833,869, respectively. In addition, we had an accumulated deficit of $39,729,909 as of December 31, 2001. We may incur additional losses as we continue spending for research and development and other business activities. As a result, we will need to generate substantial sales to support our cost structure before we can begin to recoup our operating losses and accumulated deficit and achieve profitability.

If we are unable to obtain further financing or generate required working capital our ability to operate could suffer or cease. Our auditors have issued a report on our financial statements which contains an explanatory paragraph regarding our ability to continue as a going concern.

     Our operations to date have consumed substantial amounts of cash and will continue to require substantial amounts of capital in the future. In order to remain competitive, we must continue to make significant investments essential to our ability to operate profitably, including investments in further research and development, equipment, facilities and production activities. Although our financial condition and liquidity have been strengthened through the exercise of warrants and private purchases of our common shares, we may still require additional financing to provide for our required capital expenditures. Reliance for financing upon exercise of warrants and private stock purchase agreements entails the additional risks of non-exercise of such warrants because of the prevailing market prices of our underlying shares or default by stock purchasers under these agreements. We experienced such a default earlier this year when a subscriber for 1,346,268 of our shares failed to satisfy a $626,000 installment resulting in the cancellation of a private stock purchase agreement, the restoration of such shares to the status of authorized but unissued shares and the unavailability to us of approximately $626,000 which had a material adverse impact upon our liquidity. In the event that we are unable to obtain further financing on satisfactory terms or at all, generate sales sufficient to offset our costs, or the costs of development and operations are greater than we anticipated, we may be unable to grow our business at the rate desired or may be required to delay, reduce, or cease certain of our operations, any of which could materially harm our business and financial results. Our independent auditors have included an explanatory paragraph in their report in our Form 10-KSB on our financial statements for our last fiscal year regarding our ability to continue as a going concern.

We are subject to lengthy development periods and product acceptance cycles which may significantly harm our business.

     Our business model requires us to develop microdisplays that perform better than existing technologies, contract with one or more third-party manufacturers to manufacture our display units in bulk, and sell the resulting display units to original equipment manufacturers that will then incorporate them into their products. Original equipment manufacturers make the determination during their product development programs whether or not to incorporate our display units in their products. This requires us to invest significant amounts of time and capital in designing display units before we can be assured that we will generate any significant sales to our customers or even recover our investment. If we fail to recover our investment from such display units, it could seriously harm our financial condition. In addition, the length of time our products may be successfully received by our customers could be limited by the acceptance of new technologies developed by our customers.

We incur substantial research and development costs in connection with technologies that may not be successful.

     We currently have seventeen engineering personnel based in California working on microdisplays. This staffing creates significant research and development costs that may not be recouped. Even if our current microdisplays become accepted or successful, due to the rapid technological change in our industry, we must continue to use, and may increase in number, our engineering personnel to develop future generations of our microdisplays. As a result, we expect to continue incurring significant research and development costs.

To date, we have only manufactured microdisplays in limited commercial quantities, and difficulties in mass-producing our microdisplays may cause us to be unable to meet customer demands and our operating results could be significantly harmed.

     We need to work closely with our manufacturing sources to assure volume production of our current display units. Problems in implementing volume production or lower than expected manufacturing yields could significantly harm our business because we will have already incurred the costs for the materials used in the microdisplay manufacturing process. These problems could cause delays that might lead our potential customers to seek other sources.

     We currently obtain silicon backplanes, a vital component in our microdisplays, from the Far East. Some Asian countries are subject to earthquakes, typhoons and political instability. Unless we obtain an alternative source, any disruption or termination of our silicon manufacturing operations in Taiwan or air transportation with the Far East could significantly harm our operations.

     Our microdisplays are assembled by combining the silicon backplanes with electronic components. The design and manufacture of liquid crystal displays and display units are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. While in the past we have had working arrangements with several independent liquid crystal display fabricators to manufacture certain of our products, we are now manufacturing our microdisplays ourselves. We believe that the internal manufacture of all such liquid crystal microdisplays will benefit us by allowing us to enhance quality control over such products as well as protect more effectively our proprietary interest in those products, but the risks discussed elsewhere under this “Risk Factor” associated with the highly complex processes of manufacturing these liquid crystal microdisplays remain applicable.

     We continue to have working arrangements with the manufacturer of the light engines and lamps required in the assembly of our microdisplay units. We have recently entered into an agreement for the supply of prisms and filters which are also required for the assembly of such units. Except for that agreement, we do not have written agreements which are binding upon the manufacturers of the other components and any such manufacturer is not now bound to furnish us with any specific quantities of their products at previously specified prices. At this date, the Company is not aware that any of those manufacturers have known shortages of critical material.

     Because the manufacture of our display units involve highly complex processes and technical problems may arise, we, in our capacity as internally manufacturing the liquid crystal microdisplays which are an integral part of the display units, cannot assure the manufacturing yields of our products. Problems in mass-production or lower than expected manufacturing yields could significantly harm our business and operating results. In addition, the complexity of our manufacturing processes will increase as the sophistication of our display units increases.

If a market for our products does not develop, our business will likely be significantly harmed.

     Various target markets for our microdisplays, including projectors, monitors, high-definition televisions, and portable microdisplays, are uncertain, may be slow to develop or could utilize competing technologies. High-definition television has only recently become available to consumers, and widespread market acceptance is uncertain. In addition, the commercial success of the portable microdisplay market is uncertain. The acceptance of our microdisplay units will be dependent upon the pricing, quality, reliability and useful life of these units compared to competing technologies, as to which there can be no assurance. In order for us to succeed, not only must we offer end-product manufacturers better and less expensive microdisplays than our competitors, but the manufacturers themselves must also develop products using our microdisplays that are commercially successful. Our failure to sell our microdisplays to such manufacturers or the failure of the ultimate target markets to develop as we expect will negatively affect our anticipated growth.

If our microdisplays do not become widely accepted by our customers or the end-users, our business could be significantly harmed.

     Our microdisplays may not be accepted by a widespread market. Even if we successfully mass-produce a display that is used in a product, our customers may determine not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:

•	superior technologies developed by our competitors;

•	price considerations; and

•	lack of anticipated or actual market demand for the products.

     We currently have agreements with a limited number of customers. Despite our reasonable efforts to retain these customers, we may not be successful in this regard. The loss of, or significant reduction in sales attributable to, any one or more of these customers could materially harm our business and financial condition.

We do not have firm purchase orders from our customers and cannot assure you we will obtain them or, if we do, that they will generate significant revenues.

     During the past eleven months, we entered into five agreements with six original equipment manufacturers in China to sell our display units. The primary provisions of these agreements are described under “General and Recent Developments.”

     The testing of our display units by certain of these prospective customers - SVA, CEC, Skyworth, and Hisense and IRICO — commenced after these agreements were signed. The Company has recently been advised by certain of these prospective Chinese customers — SVA, CEC and Skyworth — that they are satisfied with the results of the testing of the prototypes under their agreements with the Company and that they are prepared to negotiate final terms of purchase orders for our microdisplay units in the near future. We intend to negotiate the terms of purchase orders for our products with SVA, CEC and Skyworth in the immediate future. There are open issues that have to be finally negotiated, including prices and quantities of our products. We cannot assure whether we will receive purchase orders binding on all three or certain of these companies for their purchase of commercial quantities of our microdisplay products commencing in the near future.

     In addition, even if we receive purchase orders from our prospective customers for our display units, we may have problems implementing volume production of such display units. Furthermore, sales to manufacturers in the electronics industry are subject to severe competitive pressures, rapid technological change, and product obsolescence. Manufacturers may, at any time, cancel purchase orders or commitments or reduce or delay orders, thereby increasing our inventory and overhead risks. Therefore, even if we obtain purchase orders from prospective customers, we cannot assure you that these agreements will result in significant revenues, if any, to us.

If our customers’ products are not successful, our business would be materially harmed.

     We do not sell any products to end-users. Instead, we design and manufacture various product solutions that our customers (i.e., original equipment manufacturers) may incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers’ products. Any significant slowdown in the demand for our customers’ products would materially harm our business.

     Our dependence on the success of the products of our customers exposes us to a variety of risks, including our need to do the following:

•	maintain customer satisfaction with our design and manufacturing services;

•	match our design and manufacturing capacity with customer demand and maintain satisfactory delivery schedules;

•	anticipate customer order patterns, changes in order mix, and the level and timing of orders that we can meet; and

•	adjust to the cyclical nature of the industries and markets we serve.

     Our failure to address these risks may cause us to lose sales or for sales to decline.

The electronics industry is highly competitive, which may result in lost sales or lower gross margins.

     We serve highly competitive industries that are characterized by price erosion, rapid technological change and competition from major domestic and international companies. This intense competition could result in pricing pressures, lower sales, reduced margins and lower market share. Some of our competitors have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution and other resources than we possess. As a result, they may be able to introduce new products and respond to customer requirements more quickly than we can.

     Our competitive position could suffer if one or more of our customers decides to design and manufacture their own display units, to contract with our competitors, or to use alternative technologies. In addition, our customers typically develop a second source. Second source suppliers may win an increasing share of a program. Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

•	our success in designing and manufacturing new display technologies;

•	our ability to address the needs of customers;

•	the quality, performance, reliability, features, ease of use, pricing, and diversity of our display products;

•	foreign currency fluctuations, which may cause a foreign competitor’s products to be priced significantly lower than our displays;

•	the quality of our customer services;

•	the efficiency of our production sources;

•	the rate at which customers incorporate our displays into their own products; and

•	products or technologies introduced by our competitors.

Our business is significantly affected by conditions or events occurring in the electronics industry generally.

     The electronics industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, and production over-capacity. Since the electronics industry is cyclical in nature, we may experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

Our operating results are subject to significant fluctuations.

     Our results of operations have varied significantly from quarter to quarter in the past and are likely to vary significantly in the future, which makes it difficult to predict our future operating results. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not meaningful and should not be relied upon as an indicator of our future performance. Some of the factors which cause our operating results to fluctuate include the following:

•	introductions of displays and market acceptance of new generations of displays;

•	timing of expenditures in anticipation of future orders;

•	changes in our cost structure;

•	availability of labor and components;

•	pricing and availability of competitive products and services;

•	the timing of orders;

•	the volume of orders relative to the capacity we can contract to produce;

•	evolution in the life cycles of customers’ products; and

•	changes or anticipated changes in economic conditions.

The market price of our common shares is highly volatile.

     The market price of our common shares has been extremely volatile, reflecting reported losses, receipt of additional financing and changes of management. Other companies have found similar volatility correlates with class action securities lawsuits although to date we have not been a defendant in any such lawsuit. The trading price of our common shares in the future could continue to be subject to wide fluctuations in response to various factors, including the following:

•	quarterly variations in our operating results;

•	actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

•	public announcements regarding our business developments;

•	changes in analysts’ estimates of our financial performance;

•	sales of large numbers of our common shares by our shareholders;

•	general conditions in the electronics industry; and

•	worldwide economic and financial conditions.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices for many high-technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations and other factors may adversely affect the market price of our common shares.

Our common shares may not be liquid.

     Our common shares are currently traded on The Nasdaq SmallCap Market. Our shareholders may find that it is more difficult to sell our common shares than shares that are listed on The Nasdaq National Market, American Stock Exchange or New York Stock Exchange. The trading volume of our common shares may be limited in part due to the marketability of our shares. Any swing in the price of our common shares may result in a material reduction in price because relatively few buyers may be available to purchase our common shares.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete could be harmed.

     Our development and operations depend substantially on the efforts and abilities of our senior management and qualified technical personnel. Our products require sophisticated production, research and development and technical support. The competition for qualified management and technical personnel is intense. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse affect on us, particularly since currently we do not have any life insurance policies in place to cover that contingency. Our success will depend upon our ability to attract and retain highly qualified scientific, marketing, manufacturing, financial and other key management personnel. We face intense competition for the limited number of people available with the necessary technical skills and understanding of our products and technology. We cannot assure you that we will be able to attract or retain such personnel or not incur significant costs in order to do so.

If we are unable to protect our intellectual property from use by third parties, our ability to compete in the industry will be harmed.

     We believe that our success depends in part on protecting our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality and assignment of inventions agreements from our employees, consultants and advisors and other contractual provisions to establish and protect our intellectual property rights. Policing unauthorized use of our products and technology is difficult, however. Despite our efforts to protect our proprietary rights, we face the following risks:

•	pending patent applications may not be issued;

•	patents issued to us may be challenged, invalidated, or circumvented;

•	unauthorized parties may obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

•	others may independently develop similar technology or design around any patents issued to us;

•	breach of confidentiality agreements;

•	intellectual property laws may not protect our intellectual property; and

•	effective protection of intellectual property rights may be limited or unavailable in some foreign countries, such as China, in which we may operate. Specifically, although we consider the following unlikely because of the complex technological structure of our products, one or more of our prospective Chinese customers, or their respective employees or other persons including our competitors, that have or gain access to our products for testing purposes, may seek to misappropriate or improperly convert to their own use our intellectual property and a lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to protect our intellectual property.

     There can be no assurance that we will have adequate remedies in the event any of the foregoing materializes. Failure to protect our intellectual property would limit our ability to produce and market our products in the future which would materially adversely affect our revenues generated by the sale of such products. In addition, third parties could assert that our products and technology infringe their patents or other intellectual property rights. As a result, we may become subject to future patent infringement claims or litigation, the defense of which is costly, time-consuming and diverts the attention of management and other personnel.

Political, economic and regulatory risks associated with international operations may limit our ability to do business abroad.

     A substantial number of our manufacturers, customers and suppliers are located outside of the United States, principally in the Far East. Our international operations are subject to political and economic conditions abroad, protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, any of which could adversely affect our ability to manufacture or sell displays in foreign markets and to purchase materials or equipment from foreign suppliers. All of our agreements with customers are governed by foreign law and, therefore, are subject to uncertainty with regard to their enforceability.

Risks related to doing business in China may negatively affect our business.

     Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

     A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business in China and to enforce the agreements or purchase orders to which we are, or may become, a party.

     At various times during recent years, the United States and China have had significant disagreements over political, economic and social issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect our ability to do business in China.

We do not pay cash dividends.

     We have never paid any cash dividends on our common shares and do not anticipate that we will pay cash dividends in the near future. Instead, we intend to apply any future earnings to the expansion and development of our business.

ABOUT SPATIALIGHT

     We develop microdisplays that provide high resolution images suitable for applications such as rear projection computer monitors, high definition television and video projectors, and potential applications such as those used in wireless communication devices, portable games and digital assistants. Our microdisplays are designed for use in end products of original equipment manufacturers, and therefore we work closely with customers to incorporate our microdisplays into their final products. Because our microdisplays can be manufactured using existing silicon and liquid crystal processes, we contract with existing manufacturers for the production of our silicon and the assembly of the final microdisplay. We have patents covering parts of our designs; however the key designs of the circuitry in the silicon, drive electronics, and liquid crystal assembly techniques are proprietary and not covered by patents.

     Our microdisplays are high-resolution liquid crystal displays. They are constructed with a silicon chip, a layer of liquid crystals and a glass cover plate in contrast to the more common construction of liquid crystals sandwiched between two glass plates. These displays are also known as and commonly referred to as liquid crystal displays, active matrix liquid crystal displays, liquid crystal on silicon, and spatial light modulators.

     Our microdisplays measure approximately three-fourths of an inch diagonally and contain large arrays of pixels. Therefore our microdisplays can provide more content at a lower cost than currently available displays. The image on a microdisplay can be projected onto a screen or other surface for individual or group viewing or used in a portable application that is viewed through a magnifying device similar to a viewfinder. Potential microdisplay applications include:

•	large-screen rear-projection television systems, in both standard television format and high definition television formats;

•	large-screen rear-projection computer monitors in a variety of resolutions;

•	video projectors for presentations;

•	head-mounted displays which are used for virtual reality systems, defense, aerospace and gaming applications;

•	and other potential applications such as point of purchase displays, optical computing, data storage and holographic imaging systems.

     Our technology uses liquid crystals and silicon chips. An advantage of these materials is that processes for working with them are already known and they may be produced more quickly than competing technologies offering comparable quality. By using existing manufacturing processes, we believe we will be able to obtain economies of scale. We are currently working in conjunction with Fuji Photo Optical Company for the manufacture of light engines using our microdisplays to be sold to our customers.

     Since late October 2001, we entered into five agreements or memoranda of understanding with six original equipment manufacturers in China contemplating the purchase by these prospective customers of our display units for use in certain of their products. The following is a summary of the significant material provisions and current status of each of those agreements or memoranda of understanding:

          1. Agreement of Principal Terms with Shanghai Information Industry Co. Ltd. (SVA)

          Under the terms of this agreement, we are obligated to supply prototypes of our display units to SVA for testing with SVA’s products. If our prototypes meet specified technical criteria during this testing period, then SVA shall conduct further testing during a trial period, estimated in the agreement to last for a period of six months, during which SVA will purchase 2,220 of our display units (for trial manufacturing, pre-production and initial production purposes) which we have agreed to sell to SVA at a special discounted price. If the testing conducted during the trial period is satisfactory to SVA, then SVA is required, under the terms of this agreement, to enter into a purchase order agreement with us for either our display units or LCOS chips. This agreement also provides that during the time that we are working with SVA, SVA will not work with any of our competitors.

          Current Status - We have recently been advised by SVA that it is satisfied with the results of the testing of our prototype display units conducted during the testing period described above, and that SVA is now prepared to negotiate the terms of a purchase order with us for the display units to be used during the trial period which we expect to begin in the near future.

          2. Agreement of Principal Terms with Skyworth Display Ltd. (Skyworth)

          Under the terms of this agreement, we are obligated to provide Skyworth with a prototype television fitted with one of our display units for testing. If our prototype meets specified technical criteria during this testing period, Skyworth may then enter into negotiations with us for the purchase of our display units.

          Current Status - We have recently been advised by Skyworth that it is satisfied with the results of the testing of our prototype display unit and that Skyworth is now ready to negotiate the terms of a purchase order with us for our display units.

          3. Agreement of Principal Terms with China Electronics Corporation (CEC)

          Under the terms of this agreement, we are obligated to provide CEC with prototypes of our LCOS televisions for testing. If our prototype LCOS televisions meet specified technical criteria during this testing period, then CEC is required, under the terms of this agreement, to enter into a purchase order agreement with us for certain minimum quantities of our display units. These quantities are to increase to a target annual capacity after a specified number of years. This agreement also provides that during the period that we are working with CEC, CEC will not work with any of our competitors.

          Current Status - We have recently been advised by CEC that it is satisfied with the results of the testing of our prototype display units and that CEC is now prepared to negotiate the terms of a purchase order with us for our display units.

          4. Memorandum of Understanding with Hisense Electric Co., Ltd. (Hisense) and IRICO Group Corp. (IRICO)

          Under the terms of this memorandum of understanding, we are obligated to provide Hisense and IRICO with prototypes of our display units for testing. If our prototype display units are satisfactory to Hisense and IRICO, then Hisense and IRICO have agreed, under the terms of this memorandum of understanding, to enter into a purchase order agreement with us for a certain number of our display units to be determined at the time that such an agreement is negotiated.

          Current Status - Under the Memorandum of Understanding, we have provided Hisense with prototypes of our display units and testing of these prototypes is currently in progress.

          5. Agreement of Principal Terms with Panda Electronics Group Co. Ltd. (Panda)

          Under the terms of this agreement, we will provide Panda with two prototypes of our display units for testing during a 30 day testing period. If our prototype display units meet specified technical criteria during this testing period, then Panda is required, under the terms of this agreement, to enter into a purchase order agreement with us for a certain number of our display units to be determined at the time that such an agreement is negotiated.

          Current Status - We have not provided Panda with any of our prototypes for testing to date.

     Purchase Orders to be Negotiated - We intend to negotiate the terms of purchase orders for our products with SVA, CEC and Skyworth in the immediate future. There are open issues that have to be finally negotiated, including prices and quantities of our products. We cannot assure whether we will receive purchase orders binding on all three or certain of these companies for their purchase of commercial quantities of our microdisplay products commencing in the near future.

     Even assuming that we receive purchase orders that are binding on the prospective customers identified above, these orders and our sales to these customers are subject to certain contingencies described under “Risk Factors.”

     We were incorporated under the laws of the State of New York in 1989. Our executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common shares being offered hereby for the account of the selling shareholders. Such proceeds will be received by the selling shareholders. Those selling shareholders who hold warrants are required to pay the full exercise price of those warrants or the outstanding balance of promissory notes they delivered as consideration for the exercise of their warrants.

SELLING SHAREHOLDERS

     The following table sets forth with respect to each selling shareholder the number of common shares beneficially owned as of March 15, 2002, the number of common shares being offered pursuant to this prospectus and the number of common shares owned after the offering. With the exception of Lawrence Matteson who is a director of our Company, and Steven F. Tripp, who is a beneficiary of the Steven F. Tripp Trust (Mr. Tripp is not the trustee of this trust and has no power to vote or dispose of the common shares of the Company or any other securities held by that trust) and is also a director of our Company, none of the selling shareholders listed in the table have held any position or office or have had a material relationship with us or any of our affiliates within the past three years.

	Number of		Number of		Number of
Name of Selling	Common Shares Owned		Common Shares Being		Common Shares Owned
Shareholder	Prior to the Offering		Offered		After the Offering

Jimmie H. Harvey	391,270		121,429		269,841
BirminghamHematology-FBO Jimmie H. Harvey	280,152	(5)	66,819	(5)	213,333
Hilliard Limited Partnership	294,364	(5)	43,571	(5)	250,793
Paul Klister	153,968	(5)	28,572	(5)	125,396
Marcia K. Tripp	260,286		64,286		196,000
Lisa Marie Tripp Trust	209,279	(5)	73,962	(5)	135,317
Steven F. Tripp Trust(7)	202,634	(5)	111,365	(5)	91,269
Wayne P. Tripp	305,555	(5)	142,858	(5)	162,697
Robert W. Weyers	243,651		28,571		215,080
Jeffery J. Weyers	243,651		28,571		215,080
Ronald A. Weyers	65,079		28,571		36,508
Weyers Family Ltd. Partnership	259,625		44,545		215,080
Matthew A. King Charitable Remainder DTD 5-29-97	24,405		10,714		13,691
Llew Ann King	65,079		28,571		36,508
Agt. C.T. Williams, TUA 11/1/76 FBO Matthew A. King Account 10830	24,405		10,714		13,691
Jefferson R. Cobb	172,221		28,571		143,650
Kristen Kim	231,648	(5)	159,748	(5)	71,900
JRT Investments, Inc.	510,000	(1)	300,000	(1)	210,000
Hartwell Davis	330,000		300,000		30,000
Greenpark Limited	1,346,268	(6)	1,346,268	(6)	0
Carol Becker	600,000		600,000		0
Steven Becker	100,000		100,000		0
Mansour Rasnavad	183,333		75,000		108,333
William Cobb Hazelrig	100,667	(5)	91,667	(5)	9,000
Lawrence Matteson	275,000	(2)	100,000	(3)	175,000
Robert E. Woods	305,555	(5)	142,858	(5)	162,697
Anne-Marie Ribes	260,000		260,000		0 (4)
Herbert Ehrenthal	458,824		288,914		169,910
Weyers Family Foundation	31,949	(5)	31,949	(5)	0
Michael Kahn	92,577	(5)	49,077	(5)	43,500
Hackney One Investments	31,949	(5)	31,949	(5)	0
David Twiford	21,429	(5)	21,429	(5)	0
TOTAL	8,074,823		4,760,549		3,314,274

(1)	Includes 150,000 shares issuable upon exercise of warrants owned by the selling shareholder at an exercise price of $2.50 per share.

(2)	Includes shares issuable upon exercise of stock options granted to the selling shareholder at exercise prices of $0.25, $0.625 and $0.75 per share.

(3)	Represents 100,000 shares issuable upon exercise of stock options at an exercise price of $0.75 per share.

(4)	Does not include shares subject to stock options at an exercise price of $4.80 per share, which are subject to accelerated vesting in certain events.

(5)	Includes shares, as described in the table below, deposited in an escrow account pursuant to a warrant exercise installment agreement between the selling shareholder and SpatiaLight. The shares are subject to release from escrow upon payment in full of the outstanding installments owing under such agreement.

Name	Shares in escrow

Birmingham Hematology-FBO Jimmie H. Harvey	23,962
Hilliard Limited Partnership	15,000
Paul Klister	14,286
Lisa Marie Tripp Trust	23,962
Steven F. Tripp Trust	39,936
Wayne P. Tripp	71,429
Weyers Family Ltd. Partnership	15,974
Kristen Kim	159,748
William Cobb Hazelrig	50,000
Robert E. Woods	71,429
Weyers Family Foundation	31,949
Michael Kahn	49,077
Hackney One Investments	31,949
David Twiford	21,429

(6)	Includes 746,268 shares issuable upon exercise of warrants owned by the selling shareholder at an exercise price of $2.8125 per share.

(7)	Marcia K. Tripp, Steven F. Tripp’s mother, is the trustee of this trust and directs and is responsible for all of the investment decisions of this trust.

     We presume that the selling shareholders will sell all of the shares offered under this prospectus. We are unable to determine the exact number of shares that will actually be sold. However, the right to purchase the shares under the warrants and stock options will be forfeited unless exercised before the expiration date of such warrants and stock options.

     We are obligated under registration agreements with the selling shareholders named above to bear all of the expenses of the preparation and filing of the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON SHARES

     Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 40,000,000 Common Shares, $.01 par value. As of September 17, 2002, 24,948,510 shares were issued and outstanding.

     The holders of our Common Shares have equal ratable rights to dividends from funds legally available therefor, when, and if declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of Shares upon the liquidation, dissolution or winding up of our affairs. We have not paid, and have no current plans to pay, dividends on our Common Shares. Holders of our Shares are entitled to one vote per Share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding Shares are, and those offered hereby will be when issued, validly issued, fully paid and nonassessable. The holders of our Shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares can elect all of our directors then standing for election.

     The American Stock Transfer Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Shares.

PLAN OF DISTRIBUTION

     The common shares may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus, as supplemented. From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time the selling shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares of Common Shares from time to time as described above.

     All costs, expenses and fees incurred in connection with the registration of the Common Shares, including but not limited to all registration and filing fees, printing expenses and fees of the Company’s counsel and accountants, are to be borne by the Company.

     The selling shareholders and the brokers or dealers through whom sales of the common shares are made, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling shareholders or such brokers or dealers may be deemed to be underwriting commissions.

     We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales of common shares and has furnished the selling shareholders with a copy of that regulation and have also informed the selling shareholders of the rules governing the required delivery of copies of this prospectus in connection with the sale of such shares.

     There is no assurance that the selling shareholders will offer for sale or sell any or all of the common shares offered pursuant to this prospectus. In the event the shares are sold by the selling shareholders, we will not receive any of the proceeds from any such sale, except for the payment to us of the exercise prices of the outstanding warrants or the outstanding balances of promissory notes they delivered to us as consideration for the exercise of their warrants, which payments are a condition to the release of the shares from escrow.

LEGAL MATTERS

     The legality of the shares offered by this prospectus is being passed upon by Bryan Cave LLP, New York, New York.

EXPERTS

     The financial statements as of and for each of the years in the two year period ended December 31, 2001, incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE TO FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You can also inspect this material free of charge at the SEC’s Web site at http://www.sec.gov. Finally, you can also inspect reports and other information concerning SpatiaLight at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SpatiaLight common shares is traded on The Nasdaq SmallCap Market under the symbol “HDTV.” SpatiaLight’s Internet web site is located at http://www.spatialight.com.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” information that we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information we later file with the

SEC will automatically update and supersede this information. The following documents filed by us with the SEC (File No. 000-19828) are incorporated in this prospectus by reference:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed on March 21, 2002, as amended.

•	The description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2002, filed on May 10, 2002, as amended.

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2002, filed on August 14, 2002.

     All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and before the termination of the offering of the shares under this prospectus shall be considered incorporated by reference in this prospectus and be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is considered to be incorporated by reference herein modifies or supersedes such prior statement. Any statement modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any and all of the documents that have been incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Assistant Secretary of SpatiaLight, Inc., Five Hamilton Landing, Suite 100, Novato, California 94949 (telephone (415) 883-1693).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board indemnify all other corporate personnel to the extent permitted by law.

     In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT AS OF ANY SUBSEQUENT DATE.

SPATIALIGHT, INC.

COMMON STOCK

4,760,549 SHARES

PROSPECTUS

_____________, 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following table itemizes the costs and expenses incurred by us in connection with the offering of the common shares being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount

SEC Registration Fee	$1,695*
Accounting fees and expenses	31,000*
Legal fees and expenses	135,000*
Miscellaneous expenses	5,000*
Total	$172,695*

*	Estimate.

ITEM 15. Indemnification of Directors and Officers.

     The Restated Certificate of Incorporation, as amended, of the Registrant, filed November 6, 1991 (the “Restated Certificate”), provides in relevant part at paragraph 7, that

The directors of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this certificate of incorporation, provided, however, that the provisions contained herein shall not eliminate such directors’ liability if a judgment or other final adjudication adverse to the director establishes that (i) the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law; (ii) that the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) that the directors’ acts violated the provisions of Section 719 of the New York Business Corporation Law.

     Sections 721 through 726 of the New York Business Corporation Law provide the statutory basis for the indemnification by a corporation of its officers and directors when such officers and directors have acted in good faith, for a purpose reasonably believed to be in the best interests of the corporation, and subject to specified limitations set forth in the New York Business Corporation Law.

     As authorized by Article V of the Registrant’s By-Laws, directors and officers of the Registrant, and certain of the Registrant’s employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the New York Business Corporation Law. Article V of the Registrant’s By-Laws provides as follows:

     5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

     5.2 AUTHORIZATION. The provisions for indemnification set forth in Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders, (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

     The foregoing provisions provide for the indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The SEC takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16. Exhibits.

     The following exhibits are filed with this Registration Statement unless otherwise indicated:

Exhibit No.	Description of Exhibit

5.1	Opinion of Bryan Cave LLP. †
23.1	Consent of BDO Seidman, LLP, independent accountants. †
23.2	Consent of Bryan Cave LLP (included as part of Exhibit 5.1). †
24.1	Power of attorney (included on signature page). *

*	Filed previously.

†	Filed herewith.

ITEM 17. Undertakings.

     A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on September 19, 2002.

SPATIALIGHT, INC.

By:	/s/ ROBERT A. OLINS

Robert A. Olins Acting Chief Executive Officer, Secretary and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT A. OLINS Robert A. Olins	Acting Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer), Secretary, Treasurer and Director	September 19, 2002

*/s/ Lawrence J. Matteson Lawrence J. Matteson	Director	September 19, 2002

*/s/ Steven F. Tripp Steven F. Tripp	Director	September 19, 2002

*/s/ Claude Piaget Claude Piaget	Director	September 19, 2002

*By: /s/ ROBERT A. OLINS Robert A. Olins (Attorney-in-fact)		September 19, 2002

EXHIBIT INDEX

Page Number in Signed
Exhibit No.	Description of Exhibit	Registration Statement

5.1	Opinion of Bryan Cave LLP. †	II-6
23.1	Consent of BDO Seidman, LLP, independent accountants.†	II-7
23.2	Consent of Bryan Cave LLP (included as part of Exhibit 5.1).†	II-6
24.1	Power of attorney (included on signature page).*	II-4

*	Filed previously.

†	Filed herewith.